Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES PRICING OF
U.S.$200 MILLION IN CONTINGENT CONVERTIBLE UNITS

MONTERREY, MEXICO, SEPTEMBER 26, 2014 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today the pricing of its private offering of 200,000 Contingent Convertible Units, each with a stated amount of U.S.$1,000. The Contingent Convertible Units are intended to finance payment of the principal amount of U.S.$200 million of CEMEX’s 4.875% Convertible Subordinated Notes due 2015 (the “2015 Existing Convertible Notes”) that mature without conversion. There is currently approximately U.S.$204 million aggregate principal amount of 2015 Existing Convertible Notes outstanding.

This transaction completes CEMEX's objective of addressing the contingent maturity of its 2015 Existing Convertible Notes.

Each Contingent Convertible Unit will consist of (a) a note purchase contract (each a “Note Purchase Contract”), under which the holder will agree to purchase from CEMEX, and CEMEX will agree to sell to the holder, on March 13, 2015 (the “Note Purchase Date”), for U.S.$1,000 in cash, U.S.$1,000 in principal amount of CEMEX’s to be issued Convertible Subordinated Notes due 2020 (the “New Convertible Notes”) if the Note Purchase Contract is exercised; and (b) prior to the Note Purchase Date, an undivided beneficial ownership interest in qualifying treasury securities (the “Treasury Securities”), as well as certain additional amounts, held in a securities account (the “Securities Account”) at The Bank of New York Mellon, which will be funded with the proceeds of the offering of Contingent Convertible Units, and which will collateralize the holder’s obligation to purchase New Convertible Notes on the Note Purchase Date. CEMEX will pay the holder of a Note Purchase Contract monthly contract payments from, and including, the date the Contingent Convertible Units are issued to, but excluding, the Note Purchase Date, at the annual rate of 3.0%.

Whether and to what extent the Note Purchase Contracts are exercised will be determined based upon the aggregate principal amount of the 2015 Existing Convertible Notes that matures without being converted into American Depositary Shares (“ADSs”) of CEMEX. If less than U.S.$100 million aggregate principal amount of the 2015 Existing Convertible Notes matures without conversion, no Note Purchase Contracts will be exercised. If from U.S.$100 million to, and including, U.S.$200 million aggregate principal amount of 2015 Existing Convertible Notes matures without conversion, then Note Purchase Contracts representing such aggregate principal amount will be exercised. If more than U.S.$200 million aggregate principal amount of the 2015 Existing Convertible Notes matures without conversion, then Note Purchase Contracts representing U.S.$200 million aggregate principal will be exercised. On the Note Purchase Date, the payments that will have been received in the Securities Account as the Treasury Securities mature will be released from the Securities Account and (a) for Note Purchase Contracts that are exercised, applied to pay the purchase price under the related Note Purchase Contract or (b) for Note Purchase Contracts that are not exercised, released back to holders of the Contingent Convertible Units.

If any Note Purchase Contracts are exercised and New Convertible Notes are issued, interest on the New Convertible Notes will be payable at a rate equal to the 5-year swap rate on March 11, 2015 plus a spread of 195 basis points, subject to incremental adjustments if the 5 Day Average VWAP (as defined below) of the ADSs is lower than U.S.$8.62. Interest on any New Convertible Notes would be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2015. The New Convertible Notes would be convertible by holders into ADSs at an initial conversion price equal to the greater of (a) U.S.$11.20, (b) 130% of the 5 Day Average VWAP of the ADSs and (c) 110% of the closing sale price of the ADSs on the New York Stock Exchange on the Note Purchase Date. The “5 Day Average VWAP” of the ADSs will be equal to the average of the daily volume-weighted average prices of the ADSs for the 5 trading day period beginning on March 18, 2015. The initial conversion rate of any New Convertible Notes would be equal to the quotient of (x) 1,000 divided by (y) the initial conversion price, rounded to the nearest 1/10,000th of an ADS. CEMEX’s ordinary shares currently held in treasury that underlie the 2015 Existing Convertible Notes would be kept in CEMEX’s treasury and would be re-allocated to ensure the conversion rights of any New Convertible Notes that are issued.

CEMEX will only receive proceeds from the offering of the Contingent Convertible Units to the extent that Note Purchase Contracts are exercised on the Note Purchase Date. CEMEX intends to use the net proceeds from the offering of the Contingent Convertible Units, together with available cash, if necessary, to repay in full the amount outstanding under the 2015 Existing Convertible Notes that matures without conversion.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

None of the Contingent Convertible Units, the New Convertible Notes or the ADSs and Certificados de Participación Ordinarios (CPOs) underlying the New Convertible Notes, have been, or will be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Contingent Convertible Units are being offered only to qualified institutional buyers pursuant to Rule 144A, as promulgated under the Securities Act. Unless so registered, the Contingent Convertible Units, the New Convertible Notes issuable upon exercise of any underlying Note Purchase Contract and the securities issuable upon conversion of the New Convertible Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

THE CONTINGENT CONVERTIBLE UNITS AND THE NEW CONVERTIBLE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY, OR OTHERWISE BE THE SUBJECT OF BROKERAGE ACTIVITIES, IN MEXICO, EXCEPT THAT THE CONTINGENT CONVERTIBLE UNITS AND THE NEW CONVERTIBLE NOTES MAY BE OFFERED IN MEXICO PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS. UPON THE ISSUANCE OF THE CONTINGENT CONVERTIBLE UNITS AND THE NEW CONVERTIBLE NOTES, WE WILL NOTIFY THE CNBV OF THE ISSUANCE OF THE CONTINGENT CONVERTIBLE UNITS OR THE NEW CONVERTIBLE NOTES, AS APPLICABLE, INCLUDING THE PRINCIPAL CHARACTERISTICS OF THE CONTINGENT CONVERTIBLE UNITS OR THE NEW CONVERTIBLE NOTES, AS APPLICABLE, AND THE OFFERING OF THE CONTINGENT CONVERTIBLE UNITS AND THE NEW CONVERTIBLE NOTES OUTSIDE MEXICO. SUCH NOTICE WILL BE DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE CONTINGENT CONVERTIBLE UNITS OR THE NEW CONVERTIBLE NOTES, AS APPLICABLE, OR OF OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN AND IN THE OFFERING MEMORANDUM. THE INFORMATION CONTAINED HEREIN AND IN

THE OFFERING MEMORANDUM IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release.